Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-272998, 333-219722 and 333-155655) on Form S-8 of Balchem Corporation of our report dated February 20, 2026, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Balchem Corporation and its subsidiaries, appearing in this Annual Report on Form 10-K of Balchem Corporation for the year ended December 31, 2025.

/s/ RSM US LLP

New York, New York

February 20, 2026